EXHIBIT 8.1

1919 Pennsylvania Ave NW, Suite 800 Washington, DC 20006-3404 202.625.3500 tel 202.298.7570 fax katten.com

April 23, 2025

GMF Leasing LLC

ACAR Leasing Ltd.

c/o AmeriCredit Financial Services, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:	Registration Statement on Form SF-3
Registration Nos. 333-285619 and 333-285619-01

Ladies and Gentlemen:

We have acted as special counsel to GMF Leasing LLC, a Delaware limited liability company (the “Depositor”), and ACAR Leasing Ltd., a Delaware statutory trust (the “Titling Trust” and, together with the Depositor, the “Registrants”), in connection with a Registration Statement on Form SF-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Depositor of Asset Backed Securities (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series to be issued by a Delaware statutory trust (each, a “Trust”) to be formed by the Depositor under a trust agreement (each, a “Trust Agreement”) between the Depositor and an owner trustee named in the Trust Agreement (the “Owner Trustee”), and each series to be issued under and pursuant to an indenture (each, an “Indenture”) between the related Trust and an indenture trustee and a trust collateral agent named in the Indenture (the “Indenture Trustee”). The Indenture and the Trust Agreement are referred to in this opinion as the “Agreements”.

We have examined the form of prospectus (the “Prospectus”) related to the Agreements contained in the Registration Statement and other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Registrants, the Indenture Trustee, the Owner Trustee and any other party to the Agreements for the series of Notes and will be duly executed and delivered by the Registrants, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that Notes will be sold as described in the Registration Statement. As to various questions of fact material to

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY  CHARLOTTE  CHICAGO  DALLAS  LOS ANGELES

NEW YORK  ORANGE COUNTY  SHANGHAI  WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

GMF Leasing LLC

ACAR Leasing Ltd.

April 23, 2025

our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Registrants and others.

As special tax counsel to the Registrants, we have advised the Registrants regarding material federal income tax aspects of the proposed issuance of each series of Notes under the related Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings “Summary—Tax Status” and “Material U.S. Federal Income Tax Consequences “ in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus).

This opinion is based on the facts and circumstances in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for a particular series of Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion. Because the Prospectus contemplates series of Notes with different characteristics, you should be aware that the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Registrants under the headings in the Prospectus stated above, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued under the Act, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP